As filed with the Securities and Exchange Commission on December 2, 1999
                                File No. 0-29582


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Form 10-SB/A

                                SECOND AMENDMENT


GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS
        Under Section 12(b) or (g) of The Securities Exchange Act of 1934


                         UNITED COMMUNITY HOLDINGS, INC.
         (Name of small business issuer in its charter)

         Nevada                                             75-2798679
 (State or other jurisdiction of                         (I.R.S. Employer
  incorporation or organization)                          Identification Number)

 3935 Interstate 55 South,                                 Telephone Number
 Jackson, Mississippi, 39212                              (601) 371-0009
(Address of principal executive offices)



                                James F. Robinson
                            3935 Interstate 55 South
                                Jackson MS 39212
                                 (601) 371-0009
             (Name, address and phone number for agent for service)

                                   Copies to:
                             Dominic M. Federico, Esq.
                         16910 Dallas Parkway, Suite 100
                               Dallas, Texas 75248
                                 (972) 248-1922


 Securities to be registered under Section 12(b) of the Act:   none

 Securities to be registered under Section 12(g) of the Act:

                    Common Stock, $.00001 par value per share



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


PART 1

Item 1      DESCRIPTION OF THE BUSINESS


General

United Community Holdings, Inc. is filing this Form 10-SB on a voluntary basis in order to make the company's financial information equally available to all parties, including potential investors, and to meet certain listing requirements for publicly traded securities.


History of Corporations forming the Registrant

         This registrant was incorporated on May 31, 1989 with the name Professionalistics, Inc. under the laws of the State of Delaware. It changed its name to Pacific Great China Co., Ltd. (herein "PGCC") on May 8, 1996 in anticipation of a planned business acquisition or merger transaction. Subsequently, during 1996, the anticipated business acquisition or merger transaction was abandoned and canceled. PGCC's principal shareholder was Halter Capital Corporation, a Delaware corporation specializing in providing consulting services, especially to small businesses.

         On December 17, 1998 PGCC changed its state of incorporation from Delaware to Nevada by means of a merger with and into United Community Holdings, Inc., a Nevada corporation (herein "UCHI") formed solely for the purpose of effecting the reincorporation. The Certificate of Incorporation and Bylaws of UCHI are the Certificate of Incorporation and Bylaws of the surviving corporation. Such Certificate of Incorporation changed the company's name to United Community Holdings, Inc. and modified the company's capital structure to allow for the issuance of 50,000,000 total equity shares, consisting of 50,000,000 shares of common stock with a par value of $0.00001 per share (herein the "Common Stock).

         Prior to its merger with PGCC, UCHI did not engage in any business activities and the business purpose of UCHI was primarily to seek out and obtain an acquisition or merger transaction whereby its stockholders would benefit by owning an interest in a viable business enterprise. Since UCHI had no operations or significant assets, its principal potential for profits came solely from the business or operations it would receive in an acquisition or merger transaction. A merger or acquisition transaction with UCHI would allow a privately held company to become a publicly owned corporation with a broad shareholder base without experiencing the substantial time delays and financial expenditures imposed by some of the filing requirements of federal and state securities laws.

             Rosemont Gardens Funeral Chapel-Cemetery, Inc. (herein "Rosemont") was incorporated on March 4, 1994 under the laws of the State of Mississippi. Rosemont has an authorized capital stock of 10,000 shares of common stock, of which only 1000 shares are issued and outstanding. All of its outstanding shares were originally owned by James F. Robinson. Rosemont founded in 1994 a funeral home and cemetery in Jackson, Mississippi that it operates. This business is known as Rosemont Gardens Memorial Park. See "Description of UCHI's Business and Plans for Development", below.

 Control of  UCHI Purchased by Robinson

         In January 1999, pursuant to a Stock Purchase Agreement signed on November 19, 1998, James F. Robinson (herein "Robinson") obtained a controlling interest in UCHI by acquiring from Halter Capital Corporation 7,200,000 shares, or approximately 90% of the issued and outstanding common stock, of UCHI. Robinson paid $50,000 cash as consideration for that stock and for other services to be rendered by Halter Capital Corporation ("HCC"). As of December 17, 1998 Pacific Great China Co., Ltd., a Delaware corporation, had more than 700 shareholders but no assets and no liabilities. On that same date PGCC executed a Merger Agreement with UCHI whereby PGCC was merged with and into UCHI, with one share of UCHI's common stock being exchanged for each share of common stock of PGCC then outstanding. As a result, United Community Holdings, Inc., a Nevada corporation, is the surviving corporation resulting from that merger and the registrant filing this registration statement.


Acquisition of Rosemont Gardens Funeral Chapel-Cemetery, Inc.

         As of January 1, 1999, Robinson and UCHI entered into a Stock Purchase Agreement (under that date) whereby Robinson sold all of the stock in Rosemont which he then owned (representing 100% of the issued and outstanding shares of Rosemont) to UCHI in exchange for 1000 shares of UCHI's common stock. As a result of this transaction Rosemont has become a wholly owned subsidiary of UCHI and at present it is its only operating subsidiary.

         As discussed above, the reason UCHI entered into this transaction with Robinson was so that it could complete an acquisition or merger transaction whereby its shareholders would benefit by owning an interest in a viable business enterprise. Specifically, UCHI desired to enter into a transaction with a company such as Rosemont that on a consolidated basis either presently qualified, or in the near future would qualify, for listing on the Nasdaq SmallCap Market. Upon analysis of Robinson's business plan for Rosemont (See "Description of UCHI's Business and Plans for Development", below), it was determined that UCHI had specific plans to meet the assets and net worth criteria to be listed on the Nasdaq SmallCap Market. For these reasons, UCHI believed it could best enhance its shareholders' interests in the registrant by consummating this transaction with Robinson.

         UCHI's principal office, as well as the principal office of Rosemont, is located at 3935 Interstate 55 South, Jackson, Mississippi 39212. The telephone number for both is (601) 371-0009.



Current Operations of UCHI

         UCHI continues to analyze the dramatically and rapidly changing industry conditions and to develop proactive business strategies. As the acquisition landscape began challenging following negative announcements by larger industry players during the year, UCHI started to identify strategies. We intend to prepare our company for significant and opportunistic growth due to our belief that there will be dramatic ownership restructuring of previously consolidated industry assets by others over the next 12 to 24 months. Accordingly, we will seek to align ourselves with one or more capital partners that share our view of the opportunities in the industry.

         UCHI currently owns 100% of the stock of Rosemont Gardens Funeral Chapel-Cemetery, Inc. Rosemont Gardens currently operates in Jackson, Mississippi where cremation only represents 2% of services as compared to as much as 50% in some areas. We have aggressively moved into the funeral and cemetery business and are servicing its pre-need and at-need customers. We also operate a vault manufacturing section which also provides vault merchandise to our customers on-site. We furnish transportation for our at-need funeral services and also have available a mortuary and/or embalming facility to facilitate the funeral home's embalming services.

         Rosemont Gardens has doubled its funeral volume over 1998 and is poised to make a significant gain in the Year 2000. Administrative offices are maintained with a staff of personnel for the purposes of keeping records of pre-need sales and customer services. Funeral directors are on staff to conduct the day to day funeral services.

         Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Description of UCHI's Business and Plans for Development

         UCHI's strategic plan is to acquire and/or construct, own and operate funeral homes, cemeteries and pre-arrangement centers at various strategically selected sites in the Southeastern portion of the United States. Each geographic area selected for development of these community-based funeral homes/cemetery operations and pre-need centers will be developed in a "cluster" of facilities. The exact composition of each cluster will vary depending on the anticipated demands for the company's services in each geographic area selected and the results of a study to be conducted by UCHI of various demographic factors, as well as the present and potential markets for funeral homes, cemeteries and pre-arrangement service centers. The clustering of existing operating facilities which have been acquired along with the construction of economical satellite facilities  and  pre-arrangement  sales  centers  will  provide  UCHI  with  the appearance of an "overnight" presence in the communities selected for development. Clustering these facilities will also help to ensure that an adequate cash flow can be generated by the facilities in each cluster to assure financial independence and reduce the need for cash infusions from other operating clusters. This clustering approach and the use of standardized designs for the physical facilities will limit construction costs and increase operational economies. The cluster concept will permit the economical sharing of personnel and other resources among the facilities in each cluster, for example, embalming facilities, hearses, cremation equipment, administrative and financial services, etc. Actual clusters will vary in configuration from area to area depending on the availability of existing operating facilities, the population of the geographic area, the perceived needs in the area and other factors.

         During its initial development phase, UCHI will seek to acquire ownership interests in existing funeral and/or cemetery operations and facilities, including undeveloped acreage to be used for new funeral and/or cemetery operations, all of which will be located in the Southeastern portion of the United States. UCHI may acquire such properties and operations directly using leverage, newly raised capital or its own internal funds, or by the issuance of additional shares of stock of UCHI which are currently authorized but unissued. There is no assurance that UCHI will acquire ownership of, or a controlling interest in, any of the aforementioned types of properties or businesses and, as of the date of this registration statement, UCHI has no contracts or understandings to acquire any such properties or businesses and has not yet held any discussions which might result in any such acquisitions or purchases. While UCHI's management is hopeful that such acquisitions or purchases can be consummated on favorable terms, it can make no such representations.

         Management believes that there are opportunities for UCHI to acquire ownership interests in several existing operations in its industry that are under-performing in their markets due to ineffective management and marketing or substandard facilities. UCHI may attempt to acquire such operations and, by using UCHI's experienced staff of professionals, to increase the efficiency and profitability of such operations and/or remodel the existing facilities, while creating a larger network of funeral homes and cemeteries that can benefit from UCHI's unique approach to serving its clientele.

         At the present time UCHI has not identified any specific business opportunity that it plans to pursue, nor has UCHI reached any agreement or definitive understanding with any person concerning an acquisition. Moreover, none of UCHI's officers, directors or promoters, and no affiliate of UCHI, has had any preliminary contact or discussions with a representative of any other company regarding the possibility of an acquisition or merger between UCHI and such other company. No assurance can be given that UCHI will be successful in finding or acquiring a desirable business opportunity or that any acquisition that occurs will be on terms that are favorable to UCHI and its stockholders, given the fact that only limited funds are currently available for acquisitions and that UCHI does not know whether it can raise the additional capital which it believes is necessary to expand.

         It is  anticipated  that  business  opportunities  will  come to UCHI's attention from various sources, including its officers and directors, its stockholders, professional advisors such as attorneys and accountants, securities broker-dealers, venture capitalists, members of the financial community, and others who may present unsolicited proposals. UCHI has no plans, understandings, agreements, or commitments with any individual for such person to act as a finder of opportunities for UCHI.

         UCHI does not foresee that it would purchase an interest in or enter into a contract with any business with which an officer or director of UCHI is affiliated. Should UCHI's management determine in the future, contrary to management's current expectations, that a transaction with an affiliate would be in the best interests of UCHI and its stockholders, UCHI is permitted by Nevada law to enter into such a transaction if:

         (1) The material facts as to the relationship or interest of the affiliate and as to the contract or transactions are disclosed or are known to the Board of Directors, and the Board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; or

         (2) The material facts as to the relationship or interest of the affiliate and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

         (3) The contract or transaction is fair as to UCHI as of the time it is authorized, approved or ratified, by the Board of Directors or the stockholders.

         The analysis of business opportunities will be undertaken by or under the supervision of UCHI's executive officers and directors. See "Management." UCHI anticipates that it will consider, among other things, the following factors:

         (1) Potential for growth and profitability, and anticipated market expansion;

         (2) Competitive position, as compared to other companies of similar size and experience within the industry segment as well as within the industry as a whole;

         (3) Strength and diversity of existing management or management prospects that are scheduled for recruitment;

         (4) Capital requirements and anticipated availability of required funds, to be provided by UCHI or from operations, through the sale of additional securities, through joint ventures or similar arrangements, or from other sources;

         (5) The cost of participation by UCHI as compared to the perceived tangible and intangible values and potential of such an acquisition;

         (6)      The extent to which the business opportunity can be advanced;

         (7) UCHI's perception of how any particular business opportunity will be received by the investment community and by UCHI's stockholders;

         (8) The accessibility of required management expertise, personnel, services, professional assistance, and other required items; and

         (9) Whether the financial condition of the business opportunity would be, or would have a significant prospect in the foreseeable future to become, such as to permit the securities of UCHI, following the business combination, to qualify to be listed on a national automated securities quotation system, such as Nasdaq.

         UCHI has no employees but Rosemont currently employs approximately ten people on a full time basis. No employees are members of collective bargaining units.
                                       5

Environmental Matters

UCHI is not aware of any environmental liability relating to its facilities or operations that would have a material adverse affect on UCHI, its business, assets or results of operations.

Inflation

Inflation has not historically been a material effect on UCHI's operations and is not expected to have a material impact on the company or its operations in the future.

 Competition

The funeral home/cemetery industry in the United States has historically been highly fragmented, consisting of numerous small operations, typically owned by a family with strong ties to its local geographic service area. Many of these family-owned businesses do not have successors who are active in the management of the business. Based on past experience with such owners and the dynamics of the industry, UCHI believes that many of these business es can be acquired at attractive cash flow multiples.

Nevertheless, in the past twenty years there has been a growing trend in this industry toward mergers and consolidation and several large corporations have acquired thousands of formerly independent operators. While some of these giant competitors have recently evidenced problems (apparently resulting from difficulties in economically assimilating their past acquisitions and/or making acquisitions that were priced unrealistically), these large competitors have assets, readily marketable stock, cash and other advantages in negotiating potential merger or acquisition transactions that UCHI, at its current size, can not effectively counter.


Item 2  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION


Part I - Item 2

Management's Discussion and Analysis of Financial Condition and Results of Operations

(1)   Caution Regarding Forward-Looking Information


This quarterly report contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company or management as well as assumptions made by and information currently available to the Company or management. When used in this document, the words "anticipate," "believe," "estimate," "expect" and "intend" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein.


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


(2)   General Information

United Community Holdings, Inc. (Company) was incorporated under the corporate name of Professionalistics, Inc. on May 31, 1989, under the laws of the State of Delaware, as a wholly-owned subsidiary of Halter Venture Corporation, a publicly-owned corporation . The Company changed its name to Pacific Great China Co., Ltd. on May 8, 1996 as a result of an action by the Company's Board of Directors in anticipation of a business acquisition or merger transaction. Subsequently, this anticipated business acquisition or merger transaction was mutually canceled by both parties.

On December 17, 1998, the Company changed its state of Incorporation from Delaware to Nevada by means of a merger with and into a Nevada corporation formed solely for the purpose of effecting the reincorporation. The Articles of Incorporation and Bylaws of the Nevada corporation are the Articles of Incorporation and Bylaws of the surviving corporation. Such Articles of Incorporation did not change the capital structure of the Company. The effect of this action also changed the Company's name to United Community Holdings, Inc.

On November 19, 1998, the Company's then majority shareholder sold 7,200,000 shares of the 7,750,129 shares held by the then majority shareholder to an unrelated third party in anticipation of a reverse merger transaction whereby the Company would merge with and into a privately held operating company during the first quarter of 1999.

On February 28, 1999, effective as of January 1, 1999, the Company exchanged 1,000 shares of restricted, unregistered common stock with its then current majority shareholder for 100.0% of the issued and outstanding stock of Rosemont Gardens Funeral Chapel-Cemetery, Inc. (a Mississippi corporation) (Rosemont). At closing, Rosemont became a wholly-owned subsidiary of the Company

Rosemont Gardens Funeral Chapel-Cemetery, Inc. (Rosemont) was originally incorporated on March 4, 1994 under the laws of the State of Mississippi. Rosemont's operations consist of a funeral home and cemetery operation in Jackson, Mississippi. Rosemont personnel at the funeral service location provide all professional services related to funerals, including the use of funeral facilities and motor vehicles. Funeral related merchandise is sold at the funeral service location. Rosemont sells prearranged funeral services whereby a customer contractually agrees to the terms, conditions and price of a funeral to be performed at an unknown future date at the time the contract is executed. Rosemont's cemetery provides cemetery interment rights (including mausoleum crypts and lawn spaces) and certain merchandise including stone and bronze memorials and burial vaults. These items may be sold on either a pre-need or an at-need basis. Rosemont personnel at the cemetery site perform interment services and provide management and maintenance of the cemetery grounds.


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


The acquisition of Rosemont by the Company was accounted for as a "reverse acquisition" with the Company being the parent company and Rosemont being a wholly-owned subsidiary. Due to common control and ownership of the two corporations, this transaction was accounted for on an "as-if-pooled" basis in accordance with Interpretation #39 of Accounting Principles Board Opinion #16. These combined entities are referred to as Company. Accordingly, the combined financial statements of the Company and Rosemont represent the historical consolidated financial statements as of the first day of the first period presented.

(3)   Results of Operations

The operations for the nine months ended September 30, 1999 compared to the nine months ended September 30, 1998 show a continued maturation and market acceptance of the products and operations of the Company's Rosemont subsidiary. Recognized revenues for the first nine months of 1999 were approximately $286,000 as compared to approximately $165,000 for the same period of the preceding year. The Company recognizes revenues upon the provision of funeral services, sale of funeral, cemetery or related merchandise or upon the receipt of at least 25% of the initial sales price for cemetery spaces and/or crypts.

The Company incurred cost of sales and providing services of approximately $134,000 and $118,000, respectively, for the nine months ended September 30, 1999 and 1998. Costs related to cemetery merchandise and funeral services are recognized at the time the service is provided. Sales commissions, for both at-need and pre-need funeral sales and sales of cemetery spaces and/or crypts, are charged to expense, less a nominal percentage, in the month the related contract is recorded. The allocated cost of cemetery spaces and/or crypts is charged to operations at the time that at least 25% of the initial contract price is received by the Company in cash. The Company realized gross profits of approximately $152,000 (53.06%) for the nine months ended September 30, 1999 as compared to approximately $118,000 (71.64%) for the nine months ended September 30, 1998. This change in gross profit percentage is due to management's value-based product pricing policies to provide quality funeral and burial services to the general public

The Company continues to monitor its expenditures for general operating expenses, principally personnel costs and professional fees. The Company had aggregate general and administrative expenses of approximately $232,000 for the nine months ended September 30, 1999 as compared to approximately $386,000 for the same period of 1998. Interest expense decreased by approximately $38,000, from approximately $192,000 for the nine months ended September 30, 1998 to approximately $154,000 for the nine months ended September 30, 1999. This decrease in interest expense is directly related to the 1998 debt restructuring of short-term borrowings into a long-term debt agreement and/or the net retirement of amounts due on the Company's line of credit during 1999. Depreciation and amortization is relatively constant based on the completion of the Rosemont visitors center and related placement into service during the first quarter of 1998 and some additions to property and equipment during 1999.

The principal source of cash to support daily operations is the collection of contractual receivables for both prearranged funeral services and the sales of cemetery spaces or crypts. This area continues to experience growth in the number and dollar amount of contracts placed in effect on a cumulative basis and the related cash flows therefrom.

Earnings per share improved from $(0.08) per share for the first nine months of 1998 to approximately $(0.04) per share for the first nine months of 1999.

(4)   Liquidity and capital resources

The Company is principally dependent upon cash flows related to the collection of long-term contract receivables related to prearranged funeral contracts and sales of cemetery spaces and/or crypts. The Company had negative cash flows from operations of approximately $(224,000) and $(553,000) for the first nine months of 1999 and 1998, respectively. These deficits were supported through advances on the Company's bank line of credit or through controlling shareholder advances. The Company has completed the development of the initial cemetery garden, visitors center and other funeral related buildings. The Company continues the process of constructing Phase II to its Mausoleum and the second and third cemetery gardens as internally generated funds and consumer demand permits. Management is of the opinion that it has sufficient cemetery spaces and mausoleum crypts to meet current demands and construct additional capacity within the parameters of existing cash flows.

During the third quarter of 1998, the Company entered into a $2,220,000 long-term note payable to a bank. The note bears interest at 8.00% and is payable in monthly installments of approximately $18,569, including interest. Any unpaid principal and interest is due at the note's maturity in June 2003. The note is secured by land, accounts receivable from prearranged funeral contracts and cemetery property sales contracts and the personal guarantee of the Company's controlling shareholder. The proceeds of this note were used to refinance various short-term notes payable by the Company.

The Company has identified no significant capital requirements for the current annual period. Liquidity requirements mandated by future business expansions or acquisitions, if any are specifically identified or undertaken, are not readily determinable at this time as no substantive plans have been formulated by management.

Additionally, management is of the opinion that there is additional potential availability of incremental mortgage debt and the opportunity for the sale of additional common stock through either private placements or secondary offerings.


(5)   Year 2000 Considerations

The Year 2000 (Y2K) date change is believed to affect virtually all computers and organizations. The Company has undertaken a comprehensive review of its information systems, including personal computers, software and peripheral devices, and its general communications systems. The Company has no direct electronic links with any customer or supplier. In addition, the Company has held discussions with certain of its software suppliers with respect to the Y2K date change. The Company has completed its detailed review, as a preliminary assessment and the Company believes, as of the date of this filing, that it will not be required to modify or replace significant portions of its computer hardware or software and any such modifications or replacements are, or will be, readily available. The Company has completed its detailed review by September 1, 1999 and has completed any modifications, upgrades or replacements. No significant expenditures were required as a result of this exercise and, accordingly, the costs associated with the Y2K date change compliance did not have a material effect on the Company's financial position or its results of operations.

The Company continues to monitor its significant suppliers, shippers, customers and other external business partners related to their readiness for the Y2K date change. However, there can be no assurance until January 1, 2000, however, that all of the Company's systems, and the systems of its suppliers, shippers, customers or other external business partners will function adequately.

Item 3  DESCRIPTION OF PROPERTY

Jackson, Mississippi Property

         Rosemont Gardens Memorial Park, which is owned by UCHI's subsidiary, Rosemont Gardens Funeral Chapel-Cemetery, Inc. is situated on 106 acres of land located within the city limits of Jackson, Mississippi. It is a combination funeral home and perpetual care cemetery and mausoleum. The funeral home contains approximately 17,000 square feet and is designed in the fashion of an ante-bellum mansion. Its dramatic presentation - high upon a hill bordering Interstate 55 - offers impressive visibility and has enabled rapid name recognition. It has been designed to be the "flagship" of a national chain of community funeral homes and pre-arrangement centers. This facility is currently large enough to accommodate the financial, administrative and training facilities that UCHI and its subsidiary will need for several years.


Item 4 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following information table sets forth certain information regarding UCHI's common stock owned on July 31, 1999 by (1) any person (including any "group") who is known by UCHI to own beneficially more than 5% of its outstanding Common Stock, (2) each director and executive officer, and (3) all executive officers and directors as a group.

Name and Address                     Shares Owned                     Percentage
------------------------------       ------------                     ----------
James F. Robinson                      7,201,000                        90%
3935 Interstate 55 South
Jackson MS 39212

Halter Capital Corporation               550,129                        6.9%
16910 Dallas Parkway, Suite 100
Dallas TX 75248

(None of the other officers and directors of UCHI or its subsidiary own any stock in UCHI.)

Executive Officers and Directors as    7,201,000                         90%
  a group (five persons)


Item 5  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The directors and officers of UCHI are listed below with information about their respective backgrounds.

Name                        Age                       Position
----                        ---                       --------
James F. Robinson            72            Chairman of the Board, President &
                                            Chief Executive Officer

Jeffrey D. Aldridge          38            Vice President,  Chief Operating
                                            Officer and Director

 Margaret R. Lauro           40            Secretary, Treasurer, and  Chief
                                            Financial Officer

William E. Lax               51            Director

Gary D. Thrash               49            Director


Directors are elected to serve until the next annual meeting of the shareholders of UCHI or until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors. None of the Directors serve as directors of any public or reporting corporations except as disclosed below.

Mr. Robinson was elected to his current positions with UCHI in January 1999. He has been President and Chief Executive Officer of Rosemont Gardens Funeral Chapel-Cemetery, Inc. since 1994 when it was founded by him. From 1957 to 1995 he served as President and Chief Executive Officer of Protective Service Life Insurance Co., Jackson, Mississippi, which specializes in life and accident insurance. He has been involved in the funeral business in various capacities for more than 40 years. He has a Science degree from St. Louis College of Science, St. Louis, Missouri. Mr. Robinson is the father of Mrs. Lauro.

Mrs. Lauro was elected to her current positions with UCHI in January 1999. She has been Secretary and Treasurer of Rosemont Gardens Funeral Chapel-Cemetery, Inc. since 1995. From 1980 until 1995 she was Secretary and Treasurer of Protective Service Life Insurance Co. She has a BBA degree in accounting from Mississippi State University. Mrs. Lauro is the daughter of Mr. Robinson.

Mr. Aldredge was elected to his current positions with UCHI in January 1999. Since 1996 he has served as the officer in charge of Corporate Planning and Development for Rosemont Memorial Gardens. For the previous five years he served as a financial analyst for PRC Environmental Management, Inc. (Aiken, South
Carolina) and Vitro Corporation (Silverdale, Washington). He has a BBA degree from Georgia State University.

Mr. Lax was elected a Director of UCHI in January 1999. He has been the Chief Marketing Officer and Vice President of Acme Towers Group, a telecommunications infrastructure company with headquarters in Tampa, Florida, since January 1999. In the last five years he has swerved as Director of Economic and Business Development for the City of Tampa where he developed a successful international business development program for the Tampa Metro area, Senior Vice President and Executive Director of Tampa Metro's Economic and Business Development Organization which assisted in the creation of 19,000 new jobs in the area, and Director of Economic and Business Development for Tampa Electric Company. He has received special recognition at the national and regional levels for his work in economic and business development. He has a Bachelors degree in Economics from Millsaps College and a MBA from the University of Arkansas.

Mr. Thrash was elected a Director of UCHI in January 1999. He has been a partner in the law firm of Singletary & Thrash (Jackson and Biloxi, Mississippi) for the past 24 years. He specializes in litigation. Mr. Thrash earned both his J.D. degree and his Bachelor's degree from the University of Mississippi.

No director or officer of UCHI has been the subject of any order, judgment, or decree of any court or any regulatory agency enjoining him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities nor has any such person been the subject of an order of state authority barring or suspending the right of such a person to be engaged in such activities or to be associated with such activities.

No director or officer of UCHI has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently proceeding. No director or officer of UCHI is the subject of any legal proceeding involving UCHI or the performance of his duties as such director or officer.

Item 6   EXECUTIVE COMPENSATION

UCHI (including its subsidiary, Rosemont Gardens Funeral Chapel-Cemetery, Inc. and its predecessor, Pacific Great China Co., Ltd.) neither paid nor accrued any form of compensation in any amount to or for its executive officers or directors for the fiscal years ended December 31, 1996, 1997 and 1998.

Item 7   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


On February 28, 1999, effective January 1, 1999, UCHI exchanged 1000 shares of its restricted, unregistered common stock with James F. Robinson, its then current majority shareholder for 100% of the issued and outstanding stock of Rosemont Gardens Funeral Chapel-Cemetery, Inc. At closing, that operating company became of wholly-owned subsidiary of UCHI.


Item 8    DESCRIPTION OF SECURITIES


         UCHI is authorized to issue 50,000,000 shares of common stock, par value $.00001 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote at all meetings of shareholders. The By-Laws of UCHI prohibit cumulative voting in the election of directors. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. In the event of liquidation, dissolution or winding up of UCHI, holders of the Common Stock will be entitled to receive, on a pro rata basis, all assets of UCHI remaining after satisfaction of all liabilities. There are no preemptive rights to purchase additional shares of Common Stock.

         Holders of Common Stock are entitled to receive dividends if and when declared by the Board of Directors out of funds legally available therefore. See "Dividend Policy".



PART II

Item 1 MARKET PRICE AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER RELATED SHAREHOLDER MATTERS

         UCHI, after this registration statement is declared effective by the SEC, intends to file for trading on the OTC Electronic Bulletin Board which is sponsored by the National Association of Securities Dealers ("NASD"). The OTC Electronic Bulletin Board is a network of securities dealers who buy and sell stock. The dealers are connected by a computer network which provides current information on current "bids" and "asks" as well as volume information.

         As of the date of this filing, there is no public market for UCHI's common stock. As of July 20, 1999 there were 686 holders of record of UCHI's
Common Stock. Currently only 249,679 of the 8,000,808 shares issued and outstanding are freely tradeable. 7,751,129 outstanding shares are deemed to be "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act and may be publicly resold only if registered under the Securities Act in the future or sold in accordance with an eligible exemption from registration, such as Rule 144. All of these restricted shares are owned by affiliates of UCHI.

         In general, under Rule 144 as currently in effect, a person (including an affiliate of UCHI) who beneficially has owned restricted securities that were acquired from UCHI for at least one year prior to an intended sale date is entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

(a) one percent of the number of shares of common stock then outstanding; or

(b) the average weekly reported trading volume of the common stock during the four calendar weeks immediately preceding the date on which notice of such sale is filed with the SEC, provided that manner of sale and notice requirements and requirements as to the availability of current public information concerning UCHI are satisfied.

         Under Rule 144(k), a person who has not been an affiliate of UCHI for at least three months preceding the intended sale date and who beneficially has owned restricted securities acquired from UCHI for at least two years prior to the sale date, would be entitled to sell the shares without volume limitations, manner of sale provisions, or notification requirements.

         Shares owned by persons who, under the Securities Act, are deemed to be affiliates of UCHI are subject to volume limitations, manner of sale provisions, notification requirements, and requirements as to the availability of current public information regarding UCHI, regardless of how long the shares have been owned. As defined in Rule 144, an affiliate of an issuer is a person that directly or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.

         James F. Robinson is an affiliate of UCHI because he is an officer and director of UCHI and because he owns more than five percent of the common stock. If Mr. Robinson resigned and sold all of the currently restricted stock in UCHI that he now owns in a private transaction and, thereby, ceased to be an affiliate of UCHI, those shares of UCHI's common stock would become freely marketable under Rule 144(k) three months thereafter. Since Mr. Robinson currently owns approximately 90% of the issued and outstanding shares, any sales made in the public market would probably adversely affect the prevailing market price of UCHI's stock.

UCHI's transfer agent is Securities Transfer Corporation, 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248.


Dividend Policy

           UCHI has never paid or declared a cash dividends on its Common Stock. The Board of Directors does not intend to pay any cash dividends in the foreseeable future but to use all profits, as generated, for the expansion and growth of UCHI's business. The payment by UCHI of dividends, if any, on its common stock in the future is subject to the discretion of the Board of Directors and will depend on UCHI's earnings, financial condition, capital requirements and other relevant factors.


Item 2   LEGAL PROCEEDINGS

         UCHI may from time to time defend various claims and legal actions in the ordinary course of its operations. Management believes that there are currently no such claims or actions that will have a material effect on UCHI's financial position or results of operations.


Item 3 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         The independent accountants for UCHI (including its predecessors, Rosemont Gardens Funeral Chapel-Cemetery, Inc. and Pacific Great China Co., Ltd.) for the fiscal years ended December 31, 1996, 1997 and 1998 was S. W. Hatfield, CPA, certified public accountants, and there have been no changes in accountants or disagreements with accountants on accounting or financial disclosure matters.

Item 4   RECENT SALES OF UNREGISTERED SECURITIES

         Other than the sale of the 7,200,000 shares of stock of UCHI by Halter Capital Corporation to James F. Robinson pursuant to the Stock Purchase Agreement dated November 17, 1998, there have been no sales of any of the Common Stock or of the stock of any of UCHI's predecessor organizations.


Item 5  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Articles of Incorporation of UCHI provide that no director or officer of UCHI shall be directly liable for damages incurred in connection with legal proceedings brought about by reason of being an officer or director if the person is not ultimately adjudged liable for negligence or misconduct in the action.

         Section 78.751 of the Nevada General Corporation Law contains provisions relating to indemnification of officers and directors. Generally, this section provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, except an action by or in right of the corporation by reason of the fact that he was a director, officer, employee or agent of the corporation. It must be shown that he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to the corporation.

         As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers and controlling persons of UCHI, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and unenforceable.

                                UNITED COMMUNITY
                                 HOLDINGS, INC.
                    (Formerly Pacific Great China Co., Ltd.)

                                  Consolidated
                              Financial Statements
                                       and
                                Auditor's Report

                           December 31, 1998 and 1997













                               S. W. HATFIELD, CPA
                          certified public accountants

                      Use our past to assist your future sm

                 UNITED COMMUNITY HOLDINGS, INC. AND SUBSIDIARY
                    (formerly Pacific Great China Co., Ltd.)

                                    CONTENTS



                                                                           Page

Report of Independent Certified Public Accountants                           F-3

Consolidated Financial Statements

   Consolidated Balance Sheets as of December 31, 1998 and 1997              F-4

   Consolidated Statements of Operations and Comprehensive Income
     for the years ended December 31, 1998 and 1997                          F-6

   Consolidated Statement of Changes in Shareholders' Equity
     for the years ended December 31, 1998 and 1997                          F-7

   Consolidated Statements of Cash Flows
     for the years ended December 31, 1998 and 1997                          F-8

   Notes to Consolidated Financial Statements                                F-9

S. W. HATFIELD, CPA
certified public accountants

Member:    American Institute of Certified Public Accountants
               SEC Practice Section
               Information Technology Section
           Texas Society of Certified Public Accountants



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Shareholders
United Community Holdings, Inc.
   (formerly Pacific Great China Co., Ltd)

We have audited the accompanying consolidated balance sheets of United Community Holdings, Inc. (formerly Pacific Great China Co., Ltd) (a Nevada corporation) and Subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Community Holdings, Inc. (formerly Pacific Great China Co., Ltd.) and Subsidiary as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years then ended in conformity with generally accepted accounting principles.



                                      /s/  S. W. HATFIELD, CPA
                                           --------------------
                                           S. W. HATFIELD, CPA
                                          (formerly S. W. HATFIELD + ASSOCIATES)
Dallas, Texas
November 22, 1999




                      Use our past to assist your future sm

P. O. Box 820395                               9002 Green Oaks Circle, 2nd Floor
Dallas, Texas  75382-0395                               Dallas, Texas 75243-7212
214-342-9635 (voice)                                          (fax) 214-342-9601
800-244-0639                          F-3                         SWHCPA@aol.com



                 UNITED COMMUNITY HOLDINGS, INC. AND SUBSIDIARY
                    (formerly Pacific Great China Co., Ltd.)
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997


                                     ASSETS
                                     ------
                                                                   1998           1997
                                                               -----------    -----------

Current assets
   Cash on hand and in bank                                    $     1,327    $   293,145
   Restricted cash                                                  52,795         24,891
   Accounts receivable-at need, net of allowance
     for doubtful accounts of $12,500 and $-0-, respectively        11,616           --
   Other current assets                                             12,721          2,133
                                                               -----------    -----------

     Total current assets                                           78,459        320,169
                                                               -----------    -----------


Property and equipment - at cost
   Construction in process                                            --        2,079,581
   Buildings                                                     2,354,061           --
   Roads, common cemetery areas and landscaping                    326,930        197,799
   Vehicles, equipment and office furnishings                      192,252        132,360
                                                               -----------    -----------
                                                                 2,873,243      2,409,740
   Accumulated depreciation                                       (205,451)       (60,093)
                                                               -----------    -----------
                                                                 2,667,792      2,349,647
   Land                                                            107,580        107,580
                                                               -----------    -----------

     Net property and equipment                                  2,775,372      2,457,227
                                                               -----------    -----------


Other assets
   Cemetery property - at cost                                   1,086,037      1,083,163
   Prearranged funeral contracts                                 1,263,109        710,455
   Long-term receivables for cemetery property sales               365,295        294,222
   Other                                                            18,844          2,072
                                                               -----------    -----------

     Total other assets                                          2,733,285      2,089,912
                                                               -----------    -----------

     TOTAL ASSETS                                              $ 5,587,116    $ 4,867,308
                                                               ===========    ===========




                                  - Continued -



The accompanying notes are an integral part of these financial statements.

                 UNITED COMMUNITY HOLDINGS, INC. AND SUBSIDIARY
                    (formerly Pacific Great China Co., Ltd.)
                     CONSOLIDATED BALANCE SHEETS - CONTINUED
                           December 31, 1998 and 1997


                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

                                                       1998           1997
                                                    -----------    -----------
Current liabilities
   Notes payable                                    $   365,000    $ 2,220,000
   Current maturities of long-term debt                  46,203           --
   Accounts payable and other accrued liabilities       110,070         54,513
                                                    -----------    -----------

     Total current liabilities                          521,273      2,274,513
                                                    -----------    -----------


Long-term liabilities
   Long-term debt, net of current maturities          2,152,358           --
   Deferred prearranged funeral contract revenues     1,599,220        891,559
   Deferred cemetery property sale revenues             363,370        250,246
   Shareholder loan                                        --        2,459,893
                                                    -----------    -----------

     Total liabilities                                4,636,221      5,876,211
                                                    -----------    -----------


Commitments and contingencies


Shareholders' Equity
   Preferred stock - $0.00001 par value
     10,000,000 shares authorized
     None issued and outstanding                           --             --
   Common stock - $0.00001 par value
     50,000,000 shares authorized
     8,000,818 shares issued and outstanding                 80             80
   Additional paid-in capital                         2,777,070         86,274
   Accumulated deficit                               (1,826,255)    (1,095,257)
                                                    -----------    -----------

     Total shareholders' equity                         950,895     (1,008,903)
                                                    -----------    -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $ 5,587,116    $ 4,867,308
                                                    ===========    ===========

The accompanying notes are an integral part of these financial statements.



                 UNITED COMMUNITY HOLDINGS, INC. AND SUBSIDIARY
                    (formerly Pacific Great China Co., Ltd.)
         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                     Years ended December 31, 1998 and 1997


                                                           1998            1997
                                                       -----------    -----------

Revenues
   Funeral revenues                                    $   149,057    $     3,401
   Cemetery sales                                           81,185         66,772
   Finance charge and related revenues                      20,415         18,732
                                                       -----------    -----------
     Total revenues                                        250,657         88,905
                                                       -----------    -----------

Cost of sales and direct expenses
   Allocated cost of cemetery spaces and crypts             15,325         16,265
   Cost of cemetery merchandise and funeral services        74,046          2,058
   Sales commissions                                        78,343         44,580
                                                       -----------    -----------
     Total cost of sales and direct expenses               167,714         62,903
                                                       -----------    -----------

Gross profit                                                82,943         26,002
                                                       -----------    -----------

Operating expenses
   General and administrative expenses                     480,777        423,314
   Interest expense                                        235,993         43,580
   Depreciation and amortization                           129,693         24,449
                                                       -----------    -----------
     Total operating expenses                              846,463        491,343
                                                       -----------    -----------

Loss from operations                                      (763,520)      (465,341)

Other income (expense)
   Interest and other income                                32,522            407
                                                       -----------    -----------

Loss before income taxes                                  (730,998)      (464,934)

Income taxes                                                  --             --
                                                       -----------    -----------

Net Loss                                                  (730,998)      (464,934)

Other comprehensive income                                    --             --
                                                       -----------    -----------

Comprehensive Loss                                     $  (730,998)   $  (464,934)
                                                       ===========    ===========

Net loss per weighted-average share
   of common stock outstanding - Basic                      $(0.09)        $(0.06)
                                                             =====          =====

Weighted-average number of shares
   of common stock outstanding - Basic                   8,000,818      8,000,818
                                                       ===========    ===========


The accompanying notes are an integral part of these financial statements.


                 UNITED COMMUNITY HOLDINGS, INC. AND SUBSIDIARY
                    (formerly Pacific Great China Co., Ltd.)
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                     Years ended December 31, 1998 and 1997


                                                          Additional
                                    Common stock            paid-in    Accumulated
                                # shares      Amount        capital       deficit       Total
                             -----------   -----------   -----------   -----------    -----------

Balances at
   January 1, 1997,
   as reported                 7,999,818   $        80   $     5,438   $    (5,518)   $      --

Effect of reverse
   acquisition of Rosemont
   Gardens Funeral Chapel-
   Cemetery, Inc.                  1,000          --          80,836      (624,805)      (543,969)
                             -----------   -----------   -----------   -----------    -----------

Balances at
   January 1, 1997,
   as restated                 8,000,818            80        86,274      (630,323)      (543,969)

Net loss for the year               --            --            --        (464,934)      (464,934)
                             -----------   -----------   -----------   -----------    -----------

Balances at
   December 31, 1997           8,000,818            80        86,274    (1,095,257)    (1,008,903)

Shareholder loans
   contributed to
   additional paid-in
   capital                          --            --       2,690,796          --        2,690,796

Net loss for the year               --            --            --        (730,998)      (730,998)
                             -----------   -----------   -----------   -----------    -----------

Balances at
   December 31, 1998           8,000,818   $        80   $ 2,777,070   $(1,826,255)   $   950,895
                             ===========   ===========   ===========   ===========    ===========




The accompanying notes are an integral part of these financial statements.



                 UNITED COMMUNITY HOLDINGS, INC. AND SUBSIDIARY
                    (formerly Pacific Great China Co., Ltd.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1998 and 1997


                                                                1998           1997
                                                            -----------    -----------

Cash flows from operating activities
   Net loss for the year                                    $  (730,998)   $  (464,934)
   Adjustments to reconcile net loss to net
     cash provided by operating activities
       Depreciation and amortization                            129,693         24,449
       Capitalized construction period interest                 (13,742)      (129,724)
       Allocated cost of cemetery spaces and crypts              15,325         16,265
       Allowance for doubtful accounts                           12,500           --
       Gain on sale of Trust fund marketable securities         (28,927)          --
       (Increase) Decrease in:
         Accounts receivable                                    (24,116)          --
         Other assets                                           (10,588)          (103)
       Increase (Decrease) in:
         Accounts payable and other accrued liabilities          57,745         19,895
                                                            -----------    -----------
Net cash used in operating activities                          (593,108)      (534,152)
                                                            -----------    -----------

Cash flows from investing activities
   Transfers (to)/from trust funds and restricted cash            1,023         (7,968)
   Capital expenditures for property, equipment and
     cemetery property, inclusive of changes from
     allocated costs of cemetery spaces and crypts             (528,743)    (1,342,179)
   Changes in prearranged funeral contract receivables,
     net of changes in deferred funeral contract revenues       155,007         76,060
   Changes in long-term receivables for cemetery property
     sales, net of changes in deferred cemetery property
     sale revenues                                               42,051         (2,925)
                                                            -----------    -----------
Net cash used in investing activities                          (330,662)    (1,277,012)
                                                            -----------    -----------

Cash flows from financing activities
   Net activity on bank line of credit                          365,000           --
   Principal (paid) received on long-term note payable          (21,439)     1,350,952
   Cash paid for loan fees                                      (20,200)          --
   Contributed capital by shareholder                           230,903           --
   Net increase in shareholder loan                                --          735,820
                                                            -----------    -----------
Net cash provided by financing activities                       554,264      2,086,772
                                                            -----------    -----------

Increase in cash                                               (291,818)       275,608

Cash at beginning of year                                       293,145         17,537
                                                            -----------    -----------

Cash at end of year                                         $     1,327    $   293,145
                                                            ===========    ===========

Supplemental disclosure of interest
   and income taxes paid
     Interest paid for the year                             $   243,530    $   161,193
                                                            ===========    ===========
     Income taxes paid for the year                         $      --      $      --
                                                            ===========    ===========



The accompanying notes are an integral part of these financial statements.

                 UNITED COMMUNITY HOLDINGS, INC. AND SUBSIDIARY
                    (formerly Pacific Great China Co., Ltd.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - ORGANIZATION AND DESCRIPTION OF BUSINESS

United Community Holdings, Inc. (Company) was incorporated under the corporate name of Professionalistics, Inc. on May 31, 1989, under the laws of the State of Delaware, as a wholly-owned subsidiary of Halter Venture Corporation, a publicly-owned corporation. The Company changed its name to Pacific Great China Co., Ltd. on May 8, 1996 as a result of an action by the Company's Board of Directors in anticipation of a business acquisition or merger transaction. Subsequently, this anticipated business acquisition or merger transaction was mutually canceled by both parties.

On December 17, 1998, the Company changed its state of Incorporation from Delaware to Nevada by means of a merger with and into a Nevada corporation formed solely for the purpose of effecting the reincorporation. The Articles of Incorporation and Bylaws of the Nevada corporation are the Articles of Incorporation and Bylaws of the surviving corporation. Such Articles of Incorporation did not change the capital structure of the Company. The effect of this action also changed the Company's name to United Community Holdings, Inc.

On November 19, 1998, the Company's then majority shareholder sold 7,200,000 shares of the 7,750,129 shares held by the then majority shareholder to an unrelated third party in anticipation of a reverse merger transaction whereby the Company would merge with and into a privately held operating company during the first quarter of 1999.

On February 28, 1999, effective as of January 1, 1999, the Company exchanged 1,000 shares of restricted, unregistered common stock with its then current majority shareholder for 100.0% of the issued and outstanding stock of Rosemont Gardens Funeral Chapel-Cemetery, Inc. (a Mississippi corporation) (Rosemont). At closing, Rosemont became a wholly-owned subsidiary of the Company

The acquisition of Rosemont by the Company was accounted for as a "reverse acquisition" with the Company being the parent company and Rosemont being a wholly-owned subsidiary. Due to common control and ownership of the two corporations, this transaction was accounted for on an "as-if-pooled" basis in accordance with Interpretation #39 of Accounting Principles Board Opinion #16. These combined entities are referred to as Company. Accordingly, the consolidated financial statements of the Company and Rosemont represent the historical consolidated financial statements as of the first day of the first period presented.

Rosemont Gardens Funeral Chapel-Cemetery, Inc. (Company) was incorporated on March 4, 1994 under the laws of the State of Mississippi. The Company's operations consist of a funeral home and cemetery operation in Jackson, Mississippi. Company personnel at the funeral service location provide all professional services related to funerals, including the use of funeral facilities and motor vehicles. Funeral related merchandise is sold at the funeral service location. The Company sells prearranged funeral services whereby a customer contractually agrees to the terms, conditions and price of a funeral to be performed at an unknown future date at the time the contract is executed. The Company's cemetery provides cemetery interment rights (including mausoleum crypts and lawn spaces) and certain merchandise including stone and bronze memorials and burial vaults. These items may be sold on either a pre-need or an at-need basis. Company personnel at the cemetery site perform interment services and provide management and maintenance of the cemetery grounds.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                 UNITED COMMUNITY HOLDINGS, INC. AND SUBSIDIARY
                    (formerly Pacific Great China Co., Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.   Cash and cash equivalents
     -------------------------

     The Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

     Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

2.   Accounts receivable
     -------------------

     In the normal course of business, the Company extends unsecured credit to its at-need customers which are regionally concentrated in and around Jackson, Mississippi. Because of the credit risk involved, management has provided an allowance for doubtful accounts which reflects its opinion of amounts which will eventually become uncollectible. In the event of complete non-performance, the maximum exposure to the Company is the recorded amount of trade accounts receivable shown on the balance sheet at the date of non-performance.

3.   Inventory
     ---------

     Inventory consists of funeral merchandise and cemetery property and merchandise and are stated at the lower of cost or market, using the first-in, first-out method.

4.   Property, plant and equipment
     -----------------------------

     Property and equipment are recorded at historical cost. These costs are depreciated over the estimated useful lives of the individual assets, generally four (4) to twenty-five (25) years, using the straight-line method. Construction in process consists of funeral service facilities under construction and not placed in service as of December 31, 1997. All facilities were completed and placed in service during the first calendar quarter of 1998.

     Maintenance and repairs are charged to expense whereas renewals and major replacements are capitalized. Gains and losses from disposition of property and equipment are recognized as incurred and are included in operations.

     For the years ended  December  31, 1998 and 1997,  depreciation  expense of
     approximately   $128,453   and  $23,209,   respectively,   was  charged  to
     operations.

5.   Funeral operations
     ------------------

     Funeral revenue is recognized when the funeral service is performed. The Company's trade receivables, when recorded, will consist principally of funeral services already performed. An allowance for doubtful accounts will be provided based on historical experience. In the event of complete non-performance, the maximum exposure to the Company is the recorded amount of trade accounts receivable shown on the balance sheet at the date of non-performance.

                 UNITED COMMUNITY HOLDINGS, INC. AND SUBSIDIARY
                    (formerly Pacific Great China Co., Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

5.   Funeral operations - continued
     ------------------

     The Company sells prearranged funeral services and funeral merchandise that provide for the delivery of price guaranteed services and merchandise at prices prevailing when the agreement is signed. Revenues and related costs associated with sales of prearranged funeral contracts are deferred and later recognized when the funeral service is actually performed. Prearranged funeral services and merchandise are generally financed either through trust funds or escrow accounts, depending on State Regulatory requirements, established by the Company or through insurance. Principal amounts deposited in trust funds or escrow accounts are available to the Company as funeral services are performed and merchandise is delivered. These amounts may be refundable to the customer in those situations where state law provides for the return of those amounts under the purchaser's option to cancel the contract. Certain jurisdictions provide for non-refundable trust funds or escrow accounts where the Company receives such amounts upon cancellation by the customer.

     The Company recognizes as revenue on a current basis all dividends and interest earned, and net capital gains realized, by all prearranged funeral trust funds or escrow accounts, except in those states where earnings revert to the customer if a prearranged funeral service or funeral merchandise contract is canceled. Principal and earnings are withdrawn only as funeral services and merchandise are delivered or contracts are canceled, except in jurisdictions that permit earnings to be withdrawn currently and in unregulated jurisdictions where escrow accounts are used.

     Commissions and other related direct marketing costs relating to prearranged funeral services and prearranged funeral merchandise sales are expensed as paid, subject to a nominal percentage which is withheld and paid at the time the service is performed. Other indirect costs, including telemarketing and advertising costs, are expensed in the period when incurred.

     Funeral services sold at the time of need are recorded as funeral revenue in the period performed.

6.   Cemetery operations
     -------------------

     Cemetery  revenue  is  accounted  for in  accordance  with  the  principles prescribed for accounting for sales of real estate. Those principles require, among other things, the receipt of a certain portion (generally 25%) of an installment sale price prior to recognition of any revenue or cost on a contract. The Company recognizes income currently from unconstructed mausoleum crypts sold to the extent the Company has available inventory.

     Costs related to the sales of cemetery mausoleum or lawn crypts include property and other costs related to cemetery development activities which are charged to operations using the specific identification method. Allowances for customer cancellations are provided at the date of sale based upon historical experience. Costs related to merchandise are based on actual costs incurred or estimates of future costs necessary to purchase the merchandise, including provisions for inflation when required.

     Pursuant to applicable state law, all or a portion of the proceeds from each sale of cemetery merchandise may also be required to be paid into trust funds until such merchandise is purchased by the Company for the customer. The Company recognizes realized trust income on these merchandise trusts in current cemetery revenues as trust earnings accrue to defray inflation costs recognized related to the unpurchased cemetery merchandise.

                 UNITED COMMUNITY HOLDINGS, INC. AND SUBSIDIARY
                    (formerly Pacific Great China Co., Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

7.   Cemetery operations - continued
     -------------------

     Additionally, pursuant to perpetual care contracts and laws, a portion, generally 15.0%, of the total sales price of cemetery property is deposited into perpetual care trust funds or escrow accounts. In addition, in those jurisdictions where trust or escrow arrangements are neither statutorily nor contractually required, the Company typically on a voluntary basis a portion, generally 15.0%, of the sale price into escrow accounts. The income from these funds, which have been established in most jurisdictions in which the Company operates cemeteries, is used for maintenance of these cemeteries, but principal, including in some jurisdictions, net realized capital gains, must generally be held in perpetuity. Accordingly, the trust fund corpus is not reflected in the financial statements, except for voluntary escrow funds established by the Company. The Company recognizes and withdraws currently all dividend and interest income earned and, where permitted, capital gains realized by perpetual care funds.

     A portion of the sales of cemetery property and merchandise is made under installment contracts bearing interest at 9.75%. Finance charges are recognized as a component of cemetery revenue under the straight-line method over the terms of the related installment receivables.

     Commissions and other related direct marketing costs relating to cemetery spaces or mausoleum crypts are expensed as paid, subject to a nominal percentage which is withheld and paid at the time the related sales contract service is paid in full. Other indirect costs, including telemarketing and advertising costs, are expensed in the period when incurred.

7.   Organization costs
     ------------------

     Costs related to the formation and organization of the Company have been capitalized and are being amortized over a five year period, using the straight-line method.

8.   Income taxes
     ------------
     The Company filed a separate corporate federal income tax return through December 31, 1998. Due to the change in control occurring in 1998, the Company has no net operating loss carryforwards available to offset financial statement or tax return taxable income in future periods.

     Rosemont, with the consent if its former sole shareholder, elected under the Internal Revenue Code to be taxed as an "Subchapter S corporation", through December 31, 1998. In lieu of corporate income taxes, the shareholder of a "Subchapter S corporation" is taxed directly on the Company's taxable income. Accordingly, no provision, benefit or liability for income taxes is included in the accompanying financial statements.

     The Company uses the asset and liability method of accounting for income taxes. At December 31, 1998 and 1997, respectively, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences.
     Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

     As of December 31, 1998 and 1997, the Company's deferred tax asset is fully reserved.

                 UNITED COMMUNITY HOLDINGS, INC. AND SUBSIDIARY
                    (formerly Pacific Great China Co., Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

9.   Income (Loss) per share
     -----------------------

     Basic  earnings  (loss) per share is computed  by  dividing  the net income
     (loss) by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. As of December 31, 1998 and 1997, the Company had no warrants and options outstanding which could be deemed to be dilutive.

10.  Accounting standards to be adopted
     ----------------------------------

     Upon  the  adoption  of a  formal  stock  compensation  plan,  the  Company
     anticipates   using  the  "fair  value  based  method"  of  accounting  for compensation based stock options pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". Under the fair value based method, compensation cost will be measured at the grant date of the respective option based on the value of the award and will be recognized as a charge to operations over the service period, which will usually be the respective vesting period of the granted option(s).


NOTE C - LONG-TERM RECEIVABLES

The Company's long-term receivables related to prearranged funeral contracts and cemetery sales are expected to mature as follows:
                                             Year ending
                                             December 31,       Principal due
                                             ------------       -------------
                                                1999            $  488,521
                                                2000               407,101
                                                2001               325,680
                                                2002               244,261
                                                2003                81,420
                                             Thereafter             81,421
                                                                -------------
                                                Total           $1,628,404

NOTE D - CEMETERY PROPERTY

Cemetery property consists of the following at December 31, 1998 and 1997, respectively:

                                                  1998             1997
                                                ---------     ------------
   Developed cemetery gardens, net of
     spaces sold with revenue recognition      $   95,155     $     98,992
   Development in progress                         26,698           26,698
   Mausoleum crypts, net of crypts sold           306,710          299,999
   Undeveloped                                    657,474          657,474
                                               ----------       ----------

     Total                                     $1,086,037       $1,083,163
                                                =========        =========



                 UNITED COMMUNITY HOLDINGS, INC. AND SUBSIDIARY
                    (formerly Pacific Great China Co., Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE E - NOTES PAYABLE

Notes payable consist of the following:
                                                                          1998            1997
                                                                      ----------       ----------
$1,820,000 note payable to a bank.  Interest at the Bank's
   prime  interest rate plus .75% (9.75% at December 31, 1997).
   Principal  payable at  maturity.  Accrued  interest  payable monthly.  Final maturity in February 2000.  Secured by land, accounts  receivable from prearranged  funeral contracts and cemetery property sales contracts and the personal guarantee
   of  the  Company's   shareholder.   Restructured   into  the
   $2,220,000 long-term note payable.                                 $        -       $1,620,000

$600,000 term note payable to a corporation.  Interest
   at 8.0%.  Payable in monthly  installments of  approximately
   $12,166,  including accrued interest. Final maturity in June
   2001.  Secured  by the  Company's  interest  in  prearranged
   funeral   contracts  and  the  personal   guarantee  of  the
   Company's shareholder. Paid in full in June 1998.                  $        -       $  600,000

$400,000 revolving line of credit payable to a bank.  Interest at 8.50%.  Interest  payable  monthly.  Principal and unpaid interest  due at  maturity  in June  1999.  Secured by land, accounts  receivable from prearranged  funeral contracts and cemetery property sales contracts and the personal guarantee
   of the Company's shareholder.                                         365,000                -
                                                                      ----------       ----------

     Total notes payable                                              $  365,000       $2,220,000
                                                                      ==========       ==========


NOTE F - LONG-TERM DEBT

Long-term debt consists of the following at December 31, 1998 and 1997:
                                                                         1998             1997
                                                                      ----------       ----------
$2,220,000 note payable to a bank.  Interest at 8.00%.
   Payable in monthly installments of approximately
   $18,569, including interest.  Any unpaid principal
   and interest is due at maturity in June 2003.  Secured
   by land, accounts receivable from prearranged funeral
   contracts and cemetery property sales contracts and
   the personal guarantee of the Company's shareholder.               $2,198,561                -
                                                                      ----------       ----------

     Total long-term debt                                              2,198,561                -

     Less current maturities                                             (46,203)               -
                                                                      ----------       ----------

     Long-term portion                                                $2,152,358       $        -
                                                                      ==========       ==========



                 UNITED COMMUNITY HOLDINGS, INC. AND SUBSIDIARY
                    (formerly Pacific Great China Co., Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE F - LONG-TERM DEBT - Continued

Future maturities of long-term debt are as follows:  Year ending
                                                    December 31,   Principal due
                                                    ------------   -------------
                                                        1999       $      46,203
                                                        2000              49,587
                                                        2001              54,268
                                                        2002              58,837
                                                        2003           1,989,666
                                                                   -------------
                                                        Total      $   2,152,358
                                                                   =============

NOTE G - SHAREHOLDER LOAN

The Company's  shareholder  made unsecured  advances to the Company  aggregating
approximately   $1,841,599   through   December  31,  1997.  The  advances  were
non-interest bearing.

The Company's sole shareholder executed a note payable to a bank in the principal amount of $630,000. In turn, the sole shareholder then loaned the $630,000 to the Company at terms and conditions identical and equal to the bank's terms. The note bore interest at 7.75% and all principal and accrued interest payable was due at maturity in February 2000. The loan to the bank was secured by marketable securities owned by the Company's shareholder and the loan to the Company was unsecured.

Effective December 31, 1998, the Company's sole shareholder converted the advances and note payable, totaling $2,690,796, as additional paid-in capital.


NOTE H - CONSTRUCTION PERIOD INTEREST

Pursuant to Statement of Financial Accounting Standard No. 62, "Capitalization of Interest Costs", the Company capitalizes interest incurred during the construction period related to the development of the cemetery property and funeral facilities. An analysis of interest both capitalized and charged to operations during the years ended December 31, 1998 and 1997, respectively, follows:
                                                       1998       1997
                                                      --------   --------

         Interest capitalized                         $ 13,742   $129,723
         Interest charged to operations                235,993     43,580
                                                      --------   --------

         Total interest incurred                      $249,735   $173,303
                                                      ========   ========



                 UNITED COMMUNITY HOLDINGS, INC. AND SUBSIDIARY
                    (formerly Pacific Great China Co., Ltd.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED


NOTE I - TRUST FUNDS AND RESTRICTED CASH

Pursuant to State law or Company policy, certain portions of contracts related to the sales of prearranged funeral services and funeral merchandise and cemetery spaces, mausoleum crypts and related merchandise are deposited into a common trust, as of December 31, 1998, and separate trusts for funeral contracts, cemetery contracts and perpetual care, as of December 31, 1997, to provide funds for the fulfillment of the underlying contracts and/or perpetual care of the cemetery property.

The Company  recognizes as revenue on a current basis all dividends and interest earned, and net capital gains realized,  by all prearranged  funeral trust funds or escrow accounts, except in those states where earnings revert to the customer if a prearranged  funeral service or funeral  merchandise  contract is canceled.
The Company  recognizes  realized  trust income on these  merchandise  trusts in current  cemetery  revenues as trust earnings  accrue to defray  inflation costs
recognized  related  to  the  unpurchased  cemetery  merchandise.   The  Company
recognizes and withdraws  currently all dividend and interest income earned and, where permitted, capital gains realized by perpetual care funds.

As of December 31, 1998 and 1997, the trust funds and resultant restricted cash consist of the following components:

                                                                  1998       1997
                                                                 --------   --------
  Trust cash                                                     $ 13,735   $ 40,002
  Marketable securities, at fair market value                     139,156     48,625
  Unrealized gains on marketable securities                       (19,877)   (12,668)
  Amounts due to trust funds from future contract collections     (80,219)   (51,068)
                                                                 --------   --------

  Restricted cash                                                $ 52,795   $ 24,891
                                                                 ========   ========

Marketable securities are considered available-for-sale. All unrealized gains or losses are excluded from earnings until such time that such gains or losses are realized upon the sale of the underlying security. For purposes of computing realized gains and losses, the specific identification method is used.

As of December 31, 1998 and 1997, the marketable securities held in the trust funds consist entirely of equity securities and are summarized as follows:

                                                                  1998       1997
                                                                 --------   --------

  Aggregate fair value                                           $139,156   $ 48,625
  Gross unrealized holding gains                                 $ 24,249   $ 12,668
  Gross unrealized holding losses                                $  4,372   $      -
  Amortized cost basis                                           $119,279   $ 35,957





                         United Community Holdings, Inc.
                           Consolidated Balance Sheets
                           September 30, 1999 and 1998

                                   (Unaudited)


               ASSETS                                               1999           1998
               ------                                           -----------    -----------
Current assets
   Cash on hand and in bank                                     $     6,624    $    14,107
   Restricted cash                                                   14,054         21,310
   Accounts receivable-at need, net of allowance
     for doubtful accounts of $12,500 and $-0-, respectively          5,075             --
   Other current assets                                               5,019          9,166
                                                                -----------    -----------

      Total current assets                                           30,772         44,583
                                                                -----------    -----------


Property and equipment - at cost                                  2,913,033      2,761,331
   Accumulated depreciation                                        (324,077)      (156,052)
                                                                -----------    -----------
                                                                  2,588,956      2,605,279
   Land                                                             107,580        107,580
                                                                -----------    -----------

      Net property and equipment                                  2,696,536      2,712,859
                                                                -----------    -----------


Other assets
   Cemetery property - at cost                                    1,111,506      1,079,642
   Prearranged funeral contracts                                  1,356,841      1,150,842
   Long-term receivables for cemetery property sales                395,109        365,711
   Other                                                             16,617         21,342
                                                                -----------    -----------

      Total other assets                                          2,880,073      2,617,537
                                                                -----------    -----------

      TOTAL ASSETS                                              $ 5,607,381    $ 5,374,979
                                                                ===========    ===========


                                  - Continued -



                         United Community Holdings, Inc.
                     Consolidated Balance Sheets - Continued
                           September 30, 1999 and 1998

                                   (Unaudited)


         LIABILITIES AND SHAREHOLDERS' EQUITY                 1999          1998
         ------------------------------------             -----------   -----------
Current liabilities
   Notes payable                                          $   340,946   $ 3,106,773
   Cash overdraft                                                --            --
   Current maturities of long-term debt                        46,203          --
   Accounts payable and other accrued liabilities              94,526        37,986
                                                          -----------   -----------

      Total current liabilities                               481,675     3,144,759
                                                          -----------   -----------


Long-term liabilities
   Long-term debt, net of current maturities                2,121,987          --
   Deferred prearranged funeral contract revenues           1,828,204     1,426,848
   Deferred cemetery property sale revenues                   382,799       381,867
   Shareholder loan                                              --            --
                                                          -----------   -----------

      Total liabilities                                     4,814,665     4,953,474
                                                          -----------   -----------


Commitments and contingencies


Shareholders' Equity
   Common stock - $0.00001 par value
      50,000,000 shares authorized. 8,000,818
      shares issued and outstanding                                80            80
   Additional paid-in capital                               2,961,425     2,143,313
   Accumulated deficit                                     (2,168,789)   (1,721,888)
                                                          -----------   -----------

      Total shareholders' equity                              792,716       421,505
                                                          -----------   -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $ 5,607,381   $ 5,374,979
                                                          ===========   ===========





                         United Community Holdings, Inc.
                Statements of Operations and Comprehensive Income
             Nine and Three months ended September 30, 1999 and 1998

                                   (Unaudited)

                                           Nine months     Nine months    Three months    Three months
                                              ended           ended           ended           ended
                                          September 30,   September 30,   September 30,   September 30,
                                                1999            1998            1999            1998
                                          -------------   -------------   -------------   -------------
Revenues
   Funeral revenues                       $     128,559   $     118,523   $      42,285   $      87,743
   Cemetery sales                               152,232          31,156          39,790         (42,302)
   Finance charge and related revenues            4,933          15,360           1,379           4,137
                                          -------------   -------------   -------------   -------------
     Total revenues                             285,724         165,039          83,454          49,578
                                          -------------   -------------   -------------   -------------

Cost of sales and direct expenses
   Allocated cost of cemetery
     spaces and crypts                           18,095           3,692           4,294             464
   Cost of cemetery merchandise
     and funeral services                        70,602          56,808          24,318          21,171
   Sales commissions                             45,417          57,730          12,784          18,888
                                          -------------   -------------   -------------   -------------
     Total cost of sales
       and direct expenses                      134,114         118,230          41,396          40,523
                                          -------------   -------------   -------------   -------------

Gross profit                                    151,610          46,809          42,058           9,055
                                          -------------   -------------   -------------   -------------

Operating expenses
   General and administrative expenses          231,968         386,133          82,177         134,892
   Interest expense                             153,739         191,568          43,141          62,251
   Depreciation and amortization                118,833          97,270          39,542          32,423
                                          -------------   -------------   -------------   -------------
     Total operating expenses                   504,540         674,971         164,860         229,566
                                          -------------   -------------   -------------   -------------

Loss from operations                           (352,930)       (628,162)       (122,802)       (220,511)

Other income (expense)                           10,396           1,531             327             680
                                          -------------   -------------   -------------   -------------

Loss before income taxes                       (342,534)       (626,631)       (122,475)       (219,831)

Income taxes                                         --              --              --              --
                                          -------------   -------------   -------------   -------------

Net Loss                                       (342,534)       (626,631)       (122,475)       (219,831)

Other comprehensive income                           --              --              --              --
                                          -------------   -------------   -------------   -------------

Comprehensive Loss                        $    (342,534)  $    (626,631)  $    (122,475)  $    (219,831)
                                          =============   =============   =============   =============

Net loss per weighted-average share
   of common stock outstanding - Basic           $(0.04)         $(0.08)         $(0.02)         $(0.03)
                                                 ======          ======          ======          ======

Weighted-average number of shares
   of common stock  outstanding - Basic       8,000,818       8,000,818       8,000,818       8,000,818
                                          =============   =============   =============   =============




                         United Community Holdings, Inc.
                            Statements of Cash Flows
                  Nine months ended September 30, 1999 and 1998

                                   (Unaudited)

                                                                         Nine months     Nine months
                                                                            ended           ended
                                                                        September 30,   September 30,
                                                                              1999            1998
                                                                        -------------   -------------
Cash flows from operating activities
   Net loss for the period                                              $    (342,534)  $    (626,631)
   Adjustments to reconcile net loss to net
      cash provided by operating activities
         Depreciation and amortization                                        120,853          97,270
         Allocated cost of cemetery spaces and crypts                          18,095           3,692
         (Increase) Decrease in:
            Accounts receivable                                                 6,541              --
            Other assets                                                        7,702         (11,033)
         Increase (Decrease) in:
            Accounts payable and other accrued liabilities                    (15,544)        (16,527)
                                                                        -------------   -------------
Net cash used in operating activities                                        (204,887)       (553,229)
                                                                        -------------   -------------

Cash flows from investing activities
   Transfers (to)/from trust funds and restricted cash                         38,741           3,581
   Capital expenditures for property, equipment and cemetery property         (83,354)       (352,143)
   Changes in prearranged funeral contract receivables,
      net of changes in deferred funeral contract revenues                    135,252          94,902
   Changes in long-term receivables for cemetery property
      sales, net of changes in deferred cemetery property
      sale revenues                                                           (10,385)         60,132
                                                                        -------------   -------------
Net cash used in investing activities                                          80,254        (193,528)
                                                                        -------------   -------------

Cash flows from financing activities
   Net activity on bank line of credit                                        (24,054)        886,773
   Principal paid on long-term note payable                                   (30,371)             --
   Cash paid for loan fees                                                         --         (16,200)
   Contributed (Repayment of) capital by shareholder                          184,355        (402,854)
                                                                        -------------   -------------
Net cash provided by financing activities                                     129,930         467,719
                                                                        -------------   -------------

Increase in cash                                                                5,297        (279,038)

Cash at beginning of year                                                       1,327         293,145
                                                                        -------------   -------------

Cash at end of year                                                     $       6,624   $      14,107
                                                                        =============   =============

Supplemental disclosure of interest and income taxes paid
      Interest paid for the period                                      $     151,719   $     179,457
                                                                        =============   =============
      Income taxes paid for the year                                    $          --   $          --
                                                                        =============   =============


                         United Community Holdings, Inc.

                   Notes to Consolidated Financial Statements


Note 1 - Basis of Presentation

United Community Holdings, Inc. (Company) was incorporated under the corporate name of Professionalistics, Inc. on May 31, 1989, under the laws of the State of Delaware, as a wholly-owned subsidiary of Halter Venture Corporation, a publicly-owned corporation. The Company changed its name to Pacific Great China Co., Ltd. on May 8, 1996 as a result of an action by the Company's Board of Directors in anticipation of a business acquisition or merger transaction. Subsequently, this anticipated business acquisition or merger transaction was mutually canceled by both parties.

On December 17, 1998, the Company changed its state of Incorporation from Delaware to Nevada by means of a merger with and into a Nevada corporation formed solely for the purpose of effecting the reincorporation. The Articles of Incorporation and Bylaws of the Nevada corporation are the Articles of Incorporation and Bylaws of the surviving corporation. Such Articles of Incorporation did not change the capital structure of the Company. The effect of this action also changed the Company's name to United Community Holdings, Inc.

On November 19, 1998, the Company's then majority shareholder sold 7,200,000 shares of the 7,750,129 shares held by the then majority shareholder to an unrelated third party in anticipation of a reverse merger transaction whereby the Company would merge with and into a privately held operating company during the first quarter of 1999.

On February 28, 1999, effective as of January 1, 1999, the Company exchanged 1,000 shares of restricted, unregistered common stock with its then current majority shareholder for 100.0% of the issued and outstanding stock of Rosemont Gardens Funeral Chapel-Cemetery, Inc. (a Mississippi corporation) (Rosemont). At closing, Rosemont became a wholly-owned subsidiary of the Company.

Rosemont Gardens Funeral Chapel-Cemetery, Inc. (Rosemont) was originally incorporated on March 4, 1994 under the laws of the State of Mississippi. Rosemont's operations consist of a funeral home and cemetery operation in Jackson, Mississippi. Rosemont personnel at the funeral service location provide all professional services related to funerals, including the use of funeral facilities and motor vehicles. Funeral related merchandise is sold at the funeral service location. Rosemont sells prearranged funeral services whereby a customer contractually agrees to the terms, conditions and price of a funeral to be performed at an unknown future date at the time the contract is executed. Rosemont's cemetery provides cemetery interment rights (including mausoleum crypts and lawn spaces) and certain merchandise including stone and bronze memorials and burial vaults. These items may be sold on either a pre-need or an at-need basis. Rosemont personnel at the cemetery site perform interment services and provide management and maintenance of the cemetery grounds.

The acquisition of Rosemont by the Company was accounted for as a "reverse acquisition" with the Company being the parent company and Rosemont being a wholly-owned subsidiary. Due to common control and ownership of the two corporations, this transaction was accounted for on an "as-if-pooled" basis in accordance with Interpretation #39 of Accounting Principles Board Opinion #16. These combined entities are referred to as Company. Accordingly, the combined financial statements of the Company and Rosemont represent the historical consolidated financial statements as of the first day of the first period presented.

                         United Community Holdings, Inc.

Note 1 - Basis of Presentation - Continued

During interim periods, the Company follows the accounting policies set forth in its annual audited financial statements contained as a component of its Form 10-QSB for the quarter ended March 31, 1999 as filed with the Securities and Exchange Commission. The accompanying financial statements do not include all disclosures required by generally accepted accounting principles. Users of financial information provided for interim periods should refer to the annual audited financial statements contained as a component of its Form 10-QSB for the quarter ended March 31, 1999 when reviewing the interim financial results presented herein.

In the opinion of management, the accompanying interim financial statements, prepared in accordance with the instructions for Form 10-QSB, are unaudited and contain all material adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial condition, results of operations and cash flows of the Company for the respective interim periods presented. The current period results of operations are not necessarily indicative of results which ultimately will be reported for the full fiscal year ending December 31, 1999.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Note 2 - Summary of Significant Accounting Policies

1.   Cash and cash equivalents
     -------------------------

     The Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

     Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

2.   Accounts receivable
     -------------------

     In the normal course of business, the Company extends unsecured credit to its at-need customers which are regionally concentrated in and around Jackson, Mississippi. Because of the credit risk involved, management has provided an allowance for doubtful accounts which reflects its opinion of amounts which will eventually become uncollectible. In the event of complete non-performance, the maximum exposure to the Company is the recorded amount of trade accounts receivable shown on the balance sheet at the date of non-performance.

3.   Inventory
     ---------

     Inventory consists of funeral merchandise and cemetery property and merchandise and are stated at the lower of cost or market, using the first-in, first-out method.

                         United Community Holdings, Inc.

Note 2 - Summary of Significant Accounting Policies - Continued

4.   Property, plant and equipment
     -----------------------------

     Property and equipment are recorded at historical cost. These costs are depreciated over the estimated useful lives of the individual assets, generally four (4) to twenty-five (25) years, using the straight-line method. Maintenance and repairs are charged to expense whereas renewals and major replacements are capitalized. Gains and losses from disposition of property and equipment are recognized as incurred and are included in operations.

     For the nine months ended September 30, 1999 and 1998, depreciation expense of approximately $118,626 and $96,340, respectively, was charged to operations.

5.   Funeral operations
     ------------------

     Funeral revenue is recognized when the funeral service is performed. The Company's trade receivables, when recorded, will consist principally of funeral services already performed. An allowance for doubtful accounts will be provided based on historical experience. In the event of complete non-performance, the maximum exposure to the Company is the recorded amount of trade accounts receivable shown on the balance sheet at the date of non-performance.

     The Company sells prearranged funeral services and funeral merchandise that provide for the delivery of price guaranteed services and merchandise at prices prevailing when the agreement is signed. Revenues and related costs associated with sales of prearranged funeral contracts are deferred and later recognized when the funeral service is actually performed. Prearranged funeral services and merchandise are generally financed either through trust funds or escrow accounts, depending on State Regulatory requirements, established by the Company or through insurance. Principal amounts deposited in trust funds or escrow accounts are available to the Company as funeral services are performed and merchandise is delivered. These amounts may be refundable to the customer in those situations where state law provides for the return of those amounts under the purchaser's option to cancel the contract. Certain jurisdictions provide for non-refundable trust funds or escrow accounts where the Company receives such amounts upon cancellation by the customer.

     The Company recognizes as revenue on a current basis all dividends and interest earned, and net capital gains realized, by all prearranged funeral trust funds or escrow accounts, except in those states where earnings revert to the customer if a prearranged funeral service or funeral merchandise contract is canceled. Principal and earnings are withdrawn only as funeral services and merchandise are delivered or contracts are canceled, except in jurisdictions that permit earnings to be withdrawn currently and in unregulated jurisdictions where escrow accounts are used.

     Commissions and other related direct marketing costs relating to prearranged funeral services and prearranged funeral merchandise sales are expensed as paid, subject to a nominal percentage which is withheld and paid at the time the service is performed. Other indirect costs, including telemarketing and advertising costs, are expensed in the period when incurred.

     Funeral services sold at the time of need are recorded as funeral revenue in the period performed.

                         United Community Holdings, Inc.

Note 2 - Summary of Significant Accounting Policies - Continued

6.   Cemetery operations
     -------------------

     Cemetery  revenue  is  accounted  for in  accordance  with  the  principles prescribed for accounting for sales of real estate. Those principles require, among other things, the receipt of a certain portion (generally 25%) of an installment sale price prior to recognition of any revenue or cost on a contract. The Company recognizes income currently from unconstructed mausoleum crypts sold to the extent the Company has available inventory.

     Costs related to the sales of cemetery mausoleum or lawn crypts include property and other costs related to cemetery development activities which are charged to operations using the specific identification method. Allowances for customer cancellations are provided at the date of sale based upon historical experience. Costs related to merchandise are based on actual costs incurred or estimates of future costs necessary to purchase the merchandise, including provisions for inflation when required.

     Pursuant to applicable state law, all or a portion of the proceeds from each sale of cemetery merchandise may also be required to be paid into trust funds until such merchandise is purchased by the Company for the customer. The Company recognizes realized trust income on these merchandise trusts in current cemetery revenues as trust earnings accrue to defray inflation costs recognized related to the unpurchased cemetery merchandise.

     Additionally, pursuant to perpetual care contracts and laws, a portion, generally 15.0%, of the total sales price of cemetery property is deposited into perpetual care trust funds or escrow accounts. In addition, in those jurisdictions where trust or escrow arrangements are neither statutorily nor contractually required, the Company typically on a voluntary basis a portion, generally 15.0%, of the sale price into escrow accounts. The income from these funds, which have been established in most jurisdictions in which the Company operates cemeteries, is used for maintenance of these cemeteries, but principal, including in some jurisdictions, net realized capital gains, must generally be held in perpetuity. Accordingly, the trust fund corpus is not reflected in the financial statements, except for voluntary escrow funds established by the Company. The Company recognizes and withdraws currently all dividend and interest income earned and, where permitted, capital gains realized by perpetual care funds.

     A portion of the sales of cemetery property and merchandise is made under installment contracts bearing interest at 9.75%. Finance charges are recognized as a component of cemetery revenue under the straight-line method over the terms of the related installment receivables.

     Commissions and other related direct marketing costs relating to cemetery spaces or mausoleum crypts are expensed as paid, subject to a nominal percentage which is withheld and paid at the time the related sales contract service is paid in full. Other indirect costs, including telemarketing and advertising costs, are expensed in the period when incurred.

7.   Organization costs
     ------------------

     Costs related to the formation and organization of Rosemont have been capitalized and are being amortized over a five year period, using the straight-line method.

                         United Community Holdings, Inc.

Note 2 - Summary of Significant Accounting Policies - Continued

8.   Income taxes
     ------------

     The Company filed a separate corporate federal income tax return through December 31, 1998. Due to the change in control occurring in 1998, the Company has no net operating loss carryforwards available to offset financial statement or tax return taxable income in future periods.

     Rosemont, with the consent if its former sole shareholder, has elected under the Internal Revenue Code to be taxed as an "Subchapter S corporation", through December 31, 1998. In lieu of corporate income taxes, the shareholder of a "Subchapter S corporation" is taxed directly on the Company's taxable income. Accordingly, no provision, benefit or liability for income taxes is included in the accompanying financial statements.

     The Company uses the asset and liability method of accounting for income taxes. At September 30, 1999 and 1998, respectively, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences.
     Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

     As of September 30, 1999, the deferred tax asset related to the Company's nine month 1999 consolidated net operating loss carryforward is fully reserved.

9.   Income (Loss) per share
     -----------------------

     Basic  earnings  (loss) per share is computed  by  dividing  the net income
     (loss) by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. As of September 30, 1999 and 1998, the Company had no warrants and options outstanding which could be deemed to be dilutive.


Note 3 - Trust Funds and Restricted Cash

Pursuant to State law or Company policy, certain portions of contracts related to the sales of prearranged funeral services and funeral merchandise and cemetery spaces, mausoleum crypts and related merchandise are deposited into a common trust for the period ended September 30, 1999 and in separate trusts for the period ended September 30, 1998 to provide funds for the fulfillment of the underlying contracts and/or perpetual care of the cemetery property.

The Company recognizes as revenue on a current basis all dividends and interest earned, and net capital gains realized, by all prearranged funeral trust funds or escrow accounts, except in those states where earnings revert to the customer if a prearranged funeral service or funeral merchandise contract is canceled. The Company recognizes realized trust income on these merchandise trusts in current cemetery revenues as trust earnings accrue to defray inflation costs recognized related to the unpurchased cemetery merchandise. The Company recognizes and withdraws currently all dividend and interest income earned and, where permitted, capital gains realized by perpetual care funds.



                         United Community Holdings, Inc.

             Notes to Consolidated Financial Statements - Continued


Note 3 - Trust Funds and Restricted Cash - Continued

As of September 30, 1999 and 1998, the trust funds and resultant restricted cash consist of the following components:

                                                                 1999       1998
                                                                --------   --------
  Trust cash                                                    $   (265)  $ 43,222
  Marketable securities, at fair market value                     42,156          -
  Unrealized (gains) losses on marketable securities              77,123          -
  Amounts due to trust funds from future contract collections   (104,960)   (21,912)
                                                                --------   --------

  Restricted cash                                               $ 14,054   $ 21,310
                                                                ========   ========

Marketable securities are considered available-for-sale. All unrealized gains or losses are excluded from earnings until such time that such gains or losses are realized upon the sale of the underlying security. For purposes of computing realized gains and losses, the specific identification method is used.

As of September 30, 1999 and 1998, the marketable securities held in the trust funds consist entirely of equity securities and are summarized as follows:

                                                                 1999       1998
                                                                --------   --------

  Aggregate fair value                                          $ 42,156   $      -
  Gross unrealized holding gains                                $      -   $      -
  Gross unrealized holding losses                               $ 77,123   $      -
  Amortized cost basis                                          $119,279   $      -





                                INDEX TO EXHIBITS

Exhibit
Number
------

3.1      Articles of Incorporation of UCHI


3.2      Bylaws of UCHI


27.      Financial Data Schedule

                                   SIGNATURES


         In accordance with Section 12 of the Securities Exchange Act of 1934, UCHI caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

             Dated: August 2, 1999 UNITED COMMUNITY HOLDINGS, INC.


                              by: /s/ James F. Robinson
                                  ------------------------------------------
                                      James F. Robinson, Chairman, President
                                      and Chief Executive Officer



POWER OF ATTORNEY
United Community Holdings, Inc. and each person whose signature appears below hereby designates and appoints James F. Robinson as his attorney-in-fact (the " Attorney-in-Fact") with full power to act alone, and to execute and in the name and on behalf of UCHI and each person, individually and in the capacity stated below, any amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as the Attorney-in-Fact deems appropriate, and to file each such amendment to this Registration Statement together with all exhibits thereto and any and all documents in connection therewith.

Pursuant to the requirements of the Securities Act of 1934, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



/s/ James F. Robinson                                    December 2, 1999
    ------------------------------------------------
James F. Robinson, Chairman, President
and Chief Executive Officer
(Principal Executive Officer)

/s/ Jeffrey D. Aldridge                                  December 2, 1999
    ------------------------------------------------
    Jeffrey D. Aldridge, Vice President,
    Chief Operating Officer & Director

/s/ Margaret R. Lauro                                    December 2, 1999
    ------------------------------------------------
    Margaret R. Lauro,
    Secretary, Treasurer and Chief Financial Officer
    (Principal Accounting Officer)

/s/ William E. Lax                                      December 2, 1999
    ------------------------------------------------
    William E. Lax
    Director

/s/ Gary D. Thrash                                       December 2, 1999
    ------------------------------------------------
    Gary D. Thrash
    Director


                                       16